Exhibit (h)(9)

MASTER SUB-ADMINISTRATION SERVICES AGREEMENT

This Sub-Administration Agreement (“Agreement”) dated and effective as of July 31, 2013, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Sub-Administrator”), and GE Asset Management Incorporated (the “Administrator”) and, solely with respect to Section 8 hereof, the Companies and Accounts (as defined below).

WHEREAS, each of the registered investment companies identified on Schedule A-1 hereto (each, a “Company”) is an open-end management investment company currently comprised of one or more series (each, a “Fund” and collectively, the “Funds”), and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, each of the accounts identified on Schedule A-2 hereto (each, an “Account”) is a separate account managed by Administrator;

WHEREAS, each Company and Account has retained the Administrator to furnish certain administrative services to the Funds; and

WHEREAS, the Administrator desires to retain the Sub-Administrator to furnish certain administrative services to the Funds and Accounts, and the Sub-Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement;

WHEREAS, the Administrator and the Sub-Administrator shall use commercially reasonable efforts to adopt and implement a plan to transition the administrative services to the Sub-Administrator by or about October 1, 2013.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	APPOINTMENT OF SUB-ADMINISTRATOR

The Administrator hereby appoints the Sub-Administrator to act as administrator with respect to each Company and Account for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Sub-Administrator accepts such appointment and agrees to render the Services stated herein.

Each Company currently consists of the Fund(s) and its respective classes of shares as listed in Schedule A-1 to this Agreement. In the event that the Administrator furnishes administrative services to one or more additional Companies or Accounts with respect to which the Administrator wishes to retain the Sub-Administrator to act as administrator hereunder, or a Company establishes one or more additional Fund(s) with respect to which the Administrator wishes to retain the Sub-Administrator to act as administrator hereunder, the Administrator shall notify the Sub-Administrator in writing. Upon written acceptance by the Sub-Administrator, such Company(ies), Fund(s) or Account(s) shall become subject to the provisions of this Agreement to the same extent as the existing Companies, Funds and Accounts, except to the extent that such provisions may be modified with respect to such Company, Fund or Account in writing by the Administrator and the Sub-Administrator at the time of such addition.

2.	DELIVERY OF DOCUMENTS

The Administrator will promptly deliver to the Sub-Administrator copies of each of the following documents with respect to each Company (and each Account, if applicable), and/or the Administrator and all future amendments and supplements, if any:

a.	The Company’s Declaration of Trust or Articles of Incorporation and By-laws;

b.	The Company’s currently effective Registration Statement under the 1933 Act and the 1940 Act and each Prospectus and Statement of Additional Information (“SAI”) relating to the Fund(s) and all amendments and supplements thereto as in effect from time to time;

c.	Copies of the resolutions of the Board of Directors of the Administrator (the “Board”) certified by the Administrator’s Secretary authorizing (1) the Administrator to enter into this Agreement and (2) certain individuals on behalf of the Administrator to (a) give instructions to the Sub-Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the Administration Agreement and any other service agreements between the Company and the Administrator; and

e.	Such other certificates, documents or opinions which the Sub-Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	REPRESENTATIONS, WARRANTIES AND COVENANTS

a. Representations and Warranties of the Sub-Administrator. The Sub-Administrator represents and warrants to the Administrator that:

(i) It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

(ii) It has the requisite power and authority under applicable laws and by its organizational documents to carry on its business in The Commonwealth of Massachusetts and to enter into and perform this Agreement;

(iii) All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

(iv) No legal or administrative proceedings have been instituted or threatened which would materially impair the Sub-Administrator’s ability to perform its duties and obligations under this Agreement; and

(v) Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Sub-Administrator or any law or regulation applicable to it.

(b) Representations and Warranties of the Administrator. The Administrator represents and warrants to the Sub-Administrator that:

(i) It is a corporation, duly organized, existing and in good standing under the laws of its state of formation;

(ii) It has the requisite power and authority under applicable laws and by its organizational documents to enter into and perform this Agreement;

(iii) Upon ratification by the applicable governing board of each Company, all requisite proceedings will have been taken to authorize it to enter into and perform this Agreement;

(iv) No legal or administrative proceedings have been instituted or threatened which would materially impair the Administrator’s ability to perform its duties and obligations under this Agreement;

(v) Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it; and

(vi) With respect to each Company:

(1)	The Company is a statutory trust or a corporation duly organized, existing and, if applicable, in good standing under the laws of the state of its formation;

(2)	The Company is an investment company properly registered under the 1940 Act;

(3)	The registration statement under the 1933 Act and, as applicable, 1940 Act has been filed by the Company and is effective and will remain in effect during the term of this Agreement;

(4)	As of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Company offers or sells its shares have been made; and

(5)	As of the close of business on the date of this Agreement, the Company is authorized to issue shares of beneficial interest.

(c)	Each Party shall perform its obligations under this Agreement in a manner that complies in all material respects with laws applicable to it in the conduct of its business. Each party acknowledges that the Administrator on the one hand, and Sub-Administrator, on the other, assume full responsibility for complying with laws applicable to each of them, including, with respect to Sub-Administrator, any law applicable to Sub-Administrator in its capacity as sub-administrator and that affects Sub-Administrator’s performance of the Services hereunder.

4.	SUB-ADMINISTRATION SERVICES

The Sub-Administrator shall provide the services as listed on Schedule B (the “Services”) subject to the authorization and direction of the Administrator or the applicable Company or Account and, in each case where appropriate, the review and comment by the Administrator’s or the Company’s or Account’s independent accountants and legal counsel.

The Sub-Administrator shall perform such other services for the Administrator that are mutually agreed to by the parties from time to time, for which the Administrator will pay such fees as may be mutually agreed upon, including the Sub-Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Sub-Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

5.	SERVICE LEVEL DOCUMENTS

The Administrator and Sub-Administrator may from time to time, in good faith, agree on certain performance measures by which the Sub-Administrator is expected to provide the Services (“Service Level Documents”). The Service Level Documents are designed to provide metrics and other information which may be utilized by the parties to help measure performance. The parties agree that, except as outlined in the immediately following paragraph as it relates to Critical Services, Service Level Documents reflect performance goals, and that any failure to perform in accordance with the provisions thereof may not by itself constitute a breach of the standard of care under this Agreement that gives rise to contractual or other remedies but may under relevant circumstances be a factor in assessing whether Sub-Administrator has met such standard of care.

With respect to any existing or additional Service provided pursuant to this Agreement, Administrator and Sub-Administrator will mutually determine whether the associated Service will be designated as a Service or element of Service for which satisfactory performance by Sub-Administrator is critical (a “Critical Service”). Sub-Administrator’s performance with respect to any Service that will become a Critical Service will not be considered before the effective date of becoming a Critical Service for the purpose of determining termination events or rights hereunder.

6.	FEES; EXPENSES; EXPENSE REIMBURSEMENT

Following the transition of the Services to the Sub-Administrator, the Sub-Administrator shall be entitled to reasonable compensation for its services and expenses as Sub-Administrator, as agreed upon from time to time between the Administrator and the Sub-Administrator.

The Administrator agrees promptly to reimburse the Sub-Administrator for any equipment and supplies specially ordered by or for a Company or Account through the Sub-Administrator and for any other expenses not contemplated by this Agreement that the Sub-Administrator may incur at the Administrator’s or the Company’s or Account’s request or with the Administrator’s or the Company’s or Account’s prior consent.

The Administrator acknowledges and agrees that the Administrator and/or the applicable Company or Account, as the case may be, will bear all expenses that are incurred in the operation of the Company or Account and not specifically assumed by the Sub-Administrator. Expenses to be borne by the Administrator and/or the applicable Company or Account, include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-Q, Form N-PX, Form N-MFP, Form N-SAR, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Sub-Administrator under this Agreement); cost of any services contracted for by the Administrator, the Company or Account directly from parties other than the Sub-Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Company or Account; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of print vendor and EDGAR filings (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Production”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Company; costs of Production, printing, distribution and mailing, as applicable, of the Company’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Company’s tax returns, Form N-1A, Form N-CSR, Form N-Q, Form N-PX, Form N-MFP and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Fund(s)’ net asset values.

The Sub-Administrator is authorized to and may employ, associate or contract with such person or persons as the Sub-Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that (i) the compensation of such person or persons shall be paid by the Sub-Administrator, (ii) the Sub-Administrator shall be as fully responsible to the Administrator for the acts and omissions of any such person or persons as it is for its own acts and omissions, and (iii) such employment will not diminish the quality or timeliness of the Services being performed by the Sub-Administrator pursuant to this Agreement.

7.	INSTRUCTIONS AND ADVICE

At any time, the Sub-Administrator may apply to any officer of the Administrator or the applicable Company or Account or his or her designee for instructions and may consult with the independent accountants for the Companies or Accounts and may, after prior consent from the Administrator or officers of a Company, consult with outside counsel for the Administrator or the Company, with respect to any matter arising in connection with the services to be performed by the Sub-Administrator under this Agreement. Sub-Administrator shall be entitled to reasonably rely on and may act upon written advice from a recognized and reputable outside legal counsel (who may be counsel for a Company) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

The Sub-Administrator shall not be liable, and shall be indemnified by the Administrator, for any action taken or omitted by it in good faith without negligence in reliance upon any such instructions or upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons. The Sub-Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Administrator or the applicable Company or Account. Nothing in this section shall be construed as imposing upon the Sub-Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.	LIMITATION OF LIABILITY AND INDEMNIFICATION

In performing the Services, Sub-Administrator shall exercise care, prudence and diligence, and shall act in good faith and without negligence. Sub-Administrator, its directors, officers, and employees, shall be kept indemnified by the Administrator, and shall be without liability to the Administrator or any Company or Account for any action taken or omitted by it in good faith without negligence and in compliance with laws applicable to Sub-Administrator in its capacity as fund sub-administrator and that affects Sub-Administrator’s performance of the Services under this Agreement.

Sub-Administrator shall not be liable for any damages arising out of its performance of or failure to perform its duties under this Agreement except to the extent that such damages arise directly out of Sub-Administrator’s willful misfeasance, bad faith, fraud, negligence, or violation of law applicable to Sub-Administrator in its capacity as sub-administrator and that affects Sub-Administrator’s performance of the Services hereunder.

Sub-Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption, where the disruption from such events could not be reasonably prevented or mitigated through industry-standard contingency or back-up measures.

Except as may arise from Sub-Administrator’s own negligence, bad faith, fraud or willful misconduct or the negligence, bad faith, fraud or willful misconduct of an agent, Sub-Administrator shall be without liability to the Administrator or any Company or Account for any loss, liability, claim or expense resulting from or caused by: (i) the actions or activities of any other party, including other service providers; (ii) Sub-Administrator’s performance of the Services in reliance upon records that were maintained for a Company or Account by entities other than Sub-Administrator before the effective date of this Agreement; (iii) a Company’s disqualification as a regulated investment company; and (iv) a Company’s non-compliance with any federal or state tax or securities statute, regulation or ruling.

In any event, the Sub-Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the services performed under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Administrator, a Company or a Fund, including, but not limited to, any liability relating to qualification of a Company as a regulated investment company or any liability relating to a Company’s, Fund’s or Account’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Sub-Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Sub-Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2013 shall be the date of this Agreement through December 31, 2013, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2014 and terminating on December 31, 2014 shall be the date of this Agreement through December 31, 2013, calculated on an annualized basis.

Notwithstanding any provision contained herein to the contrary, in no event shall any party hereto be liable for indirect, special or consequential damages, provided that the foregoing limitation shall not apply with respect to any damages or claims arising out of or relating to that party’s fraud or willful misconduct.

9.	CONFIDENTIALITY

The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations. All confidential information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party. Neither party will use or disclose confidential information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if the party is advised by counsel that it may incur liability for failure to make a disclosure, or except at the request or with the written consent of the other party. Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of confidential information relating to the other party to the disclosing party’s employees, contractors, agents, professional advisors, auditors or persons performing similar functions.

The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by a party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information.

The confidentiality undertakings and obligations contained in this Section shall survive the termination or expiration of this Agreement for a period of three (3) years.

The Sub-Administrator represents and warrants to the Administrator that neither it, nor any of its affiliates, will knowingly in any way refer directly or indirectly to the term, words or initials “GE,” “GEAM,” “GE Asset Management,” “GEID,” “GE Investment Distributors” or “General Electric,” or to any derivative or confusingly similar name, or refer to or use any trade name or trademark owned or licensed by the Administrator or its affiliates including but not limited to the distinctive GE circular logo or slogans, in any disclosure, offering, advertising or marketing materials, subject to the following exceptions: (a) with the Administrator’s prior written approval of material or forms of advertising or disclosure including those intended for repeated use, after a reasonable opportunity to review the proposed use or form, or (b) to the limited extent required by rule, regulation or upon the request of a governmental authority.

10.	COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS; ADDITIONAL SUB-CERTIFICATIONS AND REPORTS

The Administrator acknowledges that the Administrator and Company assume full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to each respectively.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Administrator agrees that all records which it maintains for the Administrator shall at all times remain the property of the Administrator, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 12. The Sub-Administrator further agrees that all records that it maintains for a Company pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Sub-Administrator.

Sub-Administrator shall provide to the Administrator: (a) sub-certifications in connection with Sarbanes-Oxley Act of 2002 certification requirements for the Funds’ financial reports; and (b) periodic reports and reasonable documentation for delivery to the Funds’ Chief Compliance Officer in connection with Rule 38a-1 under the 1940 Act with respect to the Services and the Sub-Administrator’s compliance with its operating policies and procedures related thereto.

11.	SERVICES NOT EXCLUSIVE

The services of the Sub-Administrator are not to be deemed exclusive, and the Sub-Administrator shall be free to render similar services to others. The Sub-Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Administrator or the applicable Company or Account from time to time, have no authority to act or represent the Administrator or the Company or Account in any way or otherwise be deemed an agent of the Administrator or the Company or Account.

12.	EFFECTIVE PERIOD AND TERMINATION

This Agreement shall remain in full force and effect for an initial term ending July 31, 2016 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall continue in full force and effect until terminated by either party by an instrument in writing delivered or mailed, postage prepaid to the other party, such termination to take effect not sooner than (i) 60 days after the date of such delivery or mailing by Administrator, and (ii) 180 days after the date of such delivery or mailing by the Sub-Administrator.

During the Initial Term and thereafter, either party may terminate this Agreement if: (i) the other party materially breaches a material provision of the Agreement and either (a) fails to cure or (b) fails to establish a remedial plan to cure that is reasonably acceptable, within 30 days’ discovery of such breach (and if such discovery is made by the non-breaching party, notice of such breach), (ii) the Sub-Administrator fails to provide an element of the services that is mutually characterized as a Critical Service, which failure is directly within Sub-Administrator’s control, and Sub-Administrator has failed to cure as soon as practicable, but no later than 30 days after notice of such failure, unless otherwise agreed to by the parties (and 5 days in the case of an annual update to a Form N-1A amendment, or a filing of a Form N-SAR, N-CSR or N-Q), (iii) Sub-Administrator fails to provide a Critical Service two (2) or more times during any calendar year or five (5) or more times during the term of the Agreement, regardless of whether cured, which failure is directly within Sub-Administrator’s control; or (iv) for one party there has been the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to any Company, Fund or Account, the Administrator shall pay the Sub-Administrator its compensation due and shall reimburse Sub-Administrator for its costs, expenses and disbursements.

During the Initial Term, in the event of (i) the Administrator’s termination of the Agreement with respect to a Company, Fund or Account for any reason other than as set forth in the immediately preceding paragraph, or (ii) a transaction not in the ordinary course of business pursuant to which Sub-Administrator is not retained to continue providing services hereunder to a Company, Fund or Account (or its respective successor), as applicable, the Administrator shall pay Sub-Administrator its compensation due through the end of the Initial Term (based upon the average monthly compensation previously earned by Sub-Administrator with respect to such Company, Fund or Account) and shall reimburse Sub-Administrator for its costs, expenses and disbursements through that termination date. For the avoidance of doubt, no payment will be required related to one or more Companies, Funds or Accounts pursuant to clause (ii) of this paragraph with respect to any non-recurring transaction such as (a) the liquidation or dissolution of a Company, Fund or Account and distribution of such entity’s assets as approved by the applicable Board for that entity, (b) a merger of a Company, Fund or Account into, or the consolidation of a Company, Fund or Account with, another entity, or (c) the sale by a Company, Fund or Account of all, or substantially all, of such entity’s assets to another entity, regardless of whether Sub-Administrator is retained to continue providing services to such Company, Fund or Account (or its respective successor) on substantially the same terms as this Agreement.

Termination of this Agreement with respect to any one particular Company, Fund or Account shall in no way affect the rights and duties under this Agreement with respect to any other Company, Fund or Account. The provisions of Sections 6 and 8 of this Agreement shall survive termination of this Agreement for any reason.

Upon any termination of services hereunder (whether as to only certain Companies, Funds or Accounts or as to all services under this Agreement), the Sub-Administrator shall take commercially reasonable steps, for such additional compensation as may be agreed to by the Parties, to transfer the books and records and any other property of the applicable entity held hereunder to a successor provider of fund administration services and to provide reasonable assistance in connection with the transition, provided however, that such reasonable assistance shall be limited to a period of one hundred and eighty (180) days, or such longer period and at such additional reasonable compensation as the parties may agree upon.

13.	NOTICES

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, by overnight delivery through a commercial courier service, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

If to the Administrator:

GE Asset Management Incorporated

1600 Summer Street

Stamford, CT 06905

Attn: JoonWon Choe, Senior Vice President and Deputy General Counsel

Facsimile: 203-356-4655

If to the Sub-Administrator:

State Street Bank and Trust Company

P.O. Box 5049

Boston, MA 02206-5049

Attn: Mary Moran Zeven, Senior Vice President and Senior Managing Counsel

Facsimile: 617-662-2702

14.	AMENDMENT

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

15.	ASSIGNMENT

This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Sub-Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Sub-Administrator.

16.	SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Administrator and the Sub-Administrator and their respective successors and permitted assigns.

17.	DATA PROTECTION

The Sub-Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of each Company’s and Account’s shareholders, employees, directors and/or officers that the Sub-Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

18.	ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

19.	WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

20.	SEVERABILITY

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

21.	GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York, without regard to its conflicts of laws provisions.

22.	REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

23.	COUNTERPARTS

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

24.	INSURANCE

The Sub-Administrator shall at all times during the term of this Agreement maintain, at its cost, insurance coverage regarding its business in such amount and scope as it deems adequate in connection with the services provided by the Sub-Administrator under this Agreement. Upon the Administrator’s reasonable request, which in no event shall be more than once annually, the Sub-Administrator shall furnish to the Administrator a summary of the Sub-Administrator’s applicable insurance coverage.

25.	BUSINESS CONTINUITY/DISASTER RECOVERY

In the event of equipment failure, work stoppage, governmental action, terrorism or related threats to security, communication disruption or other impossibility of performance beyond the Sub-Administrator’s control, the Sub-Administrator shall take reasonable steps, consistent with industry standards, to minimize service interruptions. The Sub-Administrator shall enter into and shall maintain in effect, at all times during the term of this Agreement, with appropriate parties one or more agreements making reasonable provision for (i) periodic back-up of the computer files and data with respect to Administrator; and (ii) emergency use of electronic data processing equipment to provide services under this Agreement. Upon reasonable request, the Sub-Administrator shall discuss with senior management of the Administrator such disaster recovery plan and/or provide a high-level presentation summarizing such plan.

26.	NATURE OF OBLIGATIONS

The Sub-Administrator agrees that the obligations of the Companies or Accounts under this Agreement shall not be binding upon any of the directors, trustees, officers, employees or agents, whether past, present or future, of each Company or Account individually, but are binding only upon the assets and property of the Companies, as provided in the Articles of Incorporation or governing trust agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

GE ASSET MANAGEMENT INCORPORATED

By:	/s/ Jeanne M. LaPorta
Name:	Jeanne M. LaPorta
Title:	Commercial Administrative Officer

Solely with respect to Section 8 hereof:

EACH MANAGEMENT INVESTMENT COMPANY

SET FORTH ON SCHEDULE A-1 HERETO

By:	/s/ Jeanne M. LaPorta
Name:	Jeanne M. LaPorta
Title:	Commercial Administrative Officer

EACH ACCOUNT SET FORTH ON SCHEDULE A-2 HERETO

By:	/s/ Jeanne M. LaPorta
Name:	Jeanne M. LaPorta
Title:	Commercial Administrative Officer

Sub-Administration Agreement

SUB-ADMINISTRATION AGREEMENT

SCHEDULE A-1

Listing of Fund(s)

Funds and Respective Share Classes

GE Institutional Funds

GE Institutional U.S. Equity Fund (Investment Class)

GE Institutional U.S. Equity Fund (Service Class)

GE Institutional US Large-Cap Core Equity Fund (Investment Class)

GE Institutional US Large-Cap Core Equity Fund (Service Class)

GE Institutional Premier Growth Equity Fund (Investment Class)

GE Institutional Premier Growth Equity Fund (Service Class)

GE Institutional Small-Cap Equity Fund (Investment Class)

GE Institutional Small-Cap Equity Fund (Service Class)

GE Institutional S&P 500 Index Fund (Investment Class)

GE Institutional S&P 500 Index Fund (Service Class)

GE Institutional International Equity Fund (Investment Class)

GE Institutional International Equity Fund (Service Class)

GE Institutional Income Fund (Investment Class)

GE Institutional Income Fund (Service Class)

GE Institutional Strategic Investment Fund (Investment Class)

GE Institutional Strategic Investment Fund (Service Class)

GE Institutional Money Market Fund (Investment Class)

GE Institutional Money Market Fund (Service Class)

GE Investments Funds, Inc.

GE Investments US Equity Fund (Class 1)

GE Investments S&P 500 Index Fund (Class 1)

GE Investments Premier Growth Equity Fund (Class 1)

GE Investments Core Value Equity Fund (Class 1)

GE Investments Small-Cap Equity Fund (Class 1)

GE Investments Income Fund (Class 1)

A-1

Funds and Respective Share Classes

GE Investments Total Return Fund (Class 1)

GE Investments Total Return Fund (Class 3)

GE Investments Real Estate Securities Fund (Class 1)

Elfun Trusts

Elfun International Equity Fund

Elfun Income Fund

Elfun Tax-Exempt Income Fund

Elfun Diversified Fund

Elfun Money Market Fund

GE S&S US Equity Fund

GE S&S Income Fund

A-2

SUB-ADMINISTRATION AGREEMENT

SCHEDULE A-2

Listing of Account(s)

GE S&S Short-Term Interest Fund

GE S&S Money Market Fund

A-1

SUB-ADMINISTRATION AGREEMENT

SCHEDULE B

LIST OF SERVICES

I.	Treasury Services as described in Schedule B1 attached hereto;

II.	Tax Services as described in Schedule B2 attached hereto;

III.	Legal Services as described in Schedule B3 attached hereto;

IV.	Blue Sky Services as described in Schedule B4 attached hereto;

V.	CFTC Services as described in Schedule B5 attached hereto;

VI.	Money Market Fund Services as described in Schedule B6 attached hereto; and

VII.	Stress Testing Services as described in Schedule B7 attached hereto.

Schedule B1

Treasury Services

With respect to each Company:

a.	Prepare for the review by designated officer(s) of the Administrator or the Company financial information regarding the Fund(s) that will be included in the Company’s semi-annual and annual shareholder reports, Form N-Q reports and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

b.	Coordinate the audit of the Company’s financial statements by the Administrator’s or the Company’s independent accountants, including the preparation of supporting audit workpapers and other schedules;

c.	Prepare for the review by designated officer(s) of the Administrator or the Company the Company’s periodic financial reports required to be filed with the SEC on Form N-SAR and financial information required by Form N-1A, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

d.	Prepare for the review by designated officer(s) of the Administrator or the Company annual fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Company’s expenses, review calculations of fees paid to the Company’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

e.	Provide periodic testing of the Fund(s) with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Fund(s) contained in the Registration Statement for the Fund(s) as may be mutually agreed upon, including quarterly compliance reporting to the designated officer(s) of the Administrator or the Company as well as preparation of Board compliance materials;

f.	Prepare and furnish total return performance information for the Fund(s), including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by the Administrator or the Company;

g.	Prepare and disseminate vendor survey information;

h.	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;

i.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Sub-Administrator;

j.	Maintain certain books and records of the Company as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon;

B1-1

SCHEDULE B2

Tax Services

With respect to each Company:

a.	Prepare annual tax basis provisions for both excise and income tax purposes, including wash sales and all tax financial statement disclosure;

b.	Prepare the Funds’ annual federal, state, and local income tax returns and extension requests for review and for execution and filing by the Administrator’s or the Company’s independent accountants and execution and filing by the Administrator’s or the Company’s treasurer, including Form 1120-RIC, Form 8613 and Form 1099-MISC;

c.	Prepare annual shareholder reporting information relating to Form 1099-DIV;

d.	Preparation of financial information relating to Form 1099-DIV, including completion of the ICI Primary and Secondary forms, Qualified Dividend Income, Dividends Received Deduction, Alternative Minimum Tax, Foreign Tax Credit, United States Government obligations;

e.	Review annual minimum distribution calculations (income and capital gain) for both federal and excise tax purposes prior to their declaration; and

f.	Participate in discussions of potential tax issues with the Funds and the Funds’ audit firm.

Tax services, as described in this Schedule, do not include identification of passive foreign investment companies, qualified interest income securities or Internal Revenue Code Section 1272(a)(6) tax calculations for asset backed securities.

B2-1

SCHEDULE B3

Legal Services

With respect to each Company:

a.	Prepare the agenda and resolutions for all requested Board of Trustees or Directors (the “Board”) and committee meetings, make presentations to the Board and committee meetings where appropriate or upon reasonable request, prepare minutes for such Board and committee meetings and attend the Company’s shareholder meetings and prepare minutes of such meetings;

b.	Prepare and mail quarterly and annual Code of Ethics forms for Trustees or Directors who are not “interested persons” of the Company under the 1940 Act (the “Independent Trustees”);

c.	Prepare for filing with the SEC the following documents: Form N-CSR, Form N-PX and all amendments to the Registration Statement, including updates of the Prospectus and SAI for the Fund(s) and any sticker supplements to the Prospectus and SAI for the Fund(s);

d.	Prepare for filing with the SEC proxy statements and provide consultation on proxy solicitation matters;

e.	Maintain general Board calendars and regulatory filings calendars;

f.	Maintain copies of the Company’s Declaration of Trust or Articles of Incorporation and By-laws;

g.	Assist in developing guidelines and procedures to improve overall compliance by the Company;

h.	Assist the Company in the handling of routine regulatory examinations of the Company and work closely with the Company’s legal counsel in response to any non-routine regulatory matters;

i.	Maintain awareness of significant emerging regulatory and legislative developments that may affect the Company, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate;

j.	Coordinate with insurance providers, including soliciting bids for Directors & Officers/Errors & Omissions (“D&O/E&O”) insurance and fidelity bond coverage, file fidelity bonds with the SEC and make related Board presentations;

B3-1

SCHEDULE B4

Blue Sky Services

Not applicable.

B4-1

SCHEDULE B5

CFTC Services

Not applicable.

B5(ii)-1

SCHEDULE B6

Money Market Fund Services

a.	Prepare for posting on the Funds’ website each money market fund’s monthly schedule of portfolio investments; and

b.	Prepare and coordinate each money market fund’s monthly filing of Form N-MFP.

B6-1

SCHEDULE B7

Stress Testing Services

1.1 Stress Testing Services. Sub-Administrator shall provide certain stress testing services (the “Stress Testing Services”), subject to the authorization and direction of the Administrator or a Fund, as the case may be, to assist each Fund that is a “money market fund” within the meaning of Rule 2a-7 under the Investment Company Act of 1940, as amended (“Rule 2a-7”) in such Fund’s compliance with the specific requirements of Rule 2a-7 (or in the case of S&S Money Market Fund, its observance of the requirement of

Rule 2a-7) that a money market fund conduct periodic stress testing of its ability to maintain a stable net asset value based upon certain hypothetical events. Sub-Administrator will provide stress tests based on Sub-Administrator’s Standard Stress Testing Suite (described below). Testing will be performed daily, weekly, monthly or quarterly as Administrator desires and as set forth in the fee schedule. Sub-Administrator risk specialists will be available to assist Administrator and the Companies in interpreting stress test results.

1.1.1 Standard Stress Testing Suite Services. Sub-Administrator will stress test each Fund’s investment portfolio based on the following pre-determined events that are part of its Standard Stress Testing Suite:

(a) Interest rate shifts. Sub-Administrator will test for the impact of shifts in interest rates in multiple ways. First, Sub-Administrator will apply changes in various interest rates equally across all points on the yield curve. In addition, Sub-Administrator will perform “non-parallel” interest rate testing in which, for example, it would assume that long-term rates increased more than short-term rates or that mid-term rates shifted while long- and short-term rates remain fixed.

(b) Increase in shareholder redemptions. Sub-Administrator will perform tests in which it assumes that a certain number of shares are being redeemed at $1.00 per share at a time when the net asset value is, for example, $0.9975 and then measure the resulting impact on net asset value for remaining shareholders. Sub-Administrator will also perform a combined test measuring the impact of shareholder redemptions and interest rate shifts.

(c) Downgrades in, and defaults of, securities. Securities downgrades typically occur when credit spreads are widening. Sub-Administrator will perform tests measuring the impact of credit spreads widening and narrowing. In addition, Sub-Administrator will assume that individual securities in a Fund’s investment portfolio have defaulted and determine the default events that will cause a Fund to “break a buck”.

(d) Comparative shifts in yields. Sub-Administrator will measure the impact of widening and narrowing yields against various industry-standard benchmarks.

Sub-Administrator may from time to time add additional tests to the Standard Stress Testing Suite and will provide the results of such tests as part of the Stress Testing Services provided to each Fund.

1.1.2 Stress Testing Reports. Sub-Administrator will provide to Administrator stress testing reports at the agreed upon frequency in Excel or PDF format. Each report will include the dates the stress tests were performed and the magnitude of the hypothetical event that would cause the deviation of a Fund’s net asset value calculated using available market quotations (or appropriate substitutes which reflect current market conditions) from its net asset value per share to exceed  1⁄2 of 1%.

B7-1

1.1.3 Stress Testing Frequency. Within five (5) days of written notice by the Companies to Sub-Administrator requesting increased frequency of the Stress Testing Services, Sub-Administrator shall for the period of time set forth in such notice provide the Stress Testing Services on a more frequent basis than the frequency initially requested. The Companies acknowledge that such greater frequency of testing shall be subject to an additional fee.

2.1	Responsibilities of the Parties.

2.1.1 The Stress Testing Services are reasonably designed to assist the Companies in meeting their Rule 2a-7 compliance requirements. Administrator acknowledges that each Company and/or its boards of directors shall be responsible for adopting appropriate stress testing procedures as required by Rule 2a-7 for the Company and for determining the appropriate intervals at which stress tests should be conducted. It shall be Administrator’s responsibility to assess the Company’s ability to withstand the events that are reasonably likely to occur within the following year. Administrator acknowledges that the Company shall be solely responsible for any decision made or action taken in reliance on the stress testing reports or other data or information included in the Stress Testing Services provided by Sub-Administrator.

2.1.2. Administrator acknowledges that it shall be the Company’s responsibility to retain the stress testing reports produced by Sub-Administrator for the periods prescribed by Rule 2a-7.

2.1.3 To the extent that Sub-Administrator is relying upon data provided by Administrator or a Company or third parties (“Data”) in providing the Stress Testing Services, the Stress Testing Services, including, but not limited to, the stress testing reports and the interpretation thereof, are provided “AS IS.” Sub-Administrator does not own the Data, has not developed the Data, does not control the Data, and has not, and will not make any inquiry into the accuracy of any Data. Without limiting the foregoing, Sub-Administrator will not be liable for any delays in the transmission of reports, portfolio holdings or transmission of Data or inaccuracies of, errors in or omission of, Data in connection with the provision of the Stress Testing Services in each case provided by Administrator, a Company or any other third party.

2.1.4 Administrator acknowledges and agrees that the Stress Testing Services do not constitute investment advice or recommendations of any kind and Sub-Administrator is not acting in a fiduciary capacity in providing the Stress Testing Services.

2.1.5 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, STATE STREET EXPRESSLY DISCLAIMS ANY AND ALL (I) WARRANTIES CONCERNING THE STRESS TESTING SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE (INCLUDING INVESTMENT DECISIONS), (II) WARRANTIES AS TO ANY RESULTS TO BE OBTAINED FROM ANY USE OF THE STRESS TESTING SERVICES OR INFORMATION DERIVED FROM THE STRESS TESTING SERVICES, AND (III) WARRANTIES THAT THE RESULTS OF THE STRESS TESTING REPORTS ARE IN ANY WAY GUIDANCE FOR A FUND, ITS ADVISER OR SUB-ADVISER TO DETERMINE THE SUITABILITY OR DESIRABILITY OF ANY INVESTMENT DECISION OR ANY INVESTMENT IN ANY PARTICULAR SECURITY OR SECURITIES IN GENERAL.

B7-2